Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY: AT FINANCIAL RELATIONS BOARD:

Brian J. Roney Chief Financial Officer (248) 358-1171 invrelations@npte.com	Leslie Loyet General Inquiries (312) 640-6672 lloyet@frbir.com

FOR IMMEDIATE RELEASE THURSDAY, JANUARY 3, 2008

NORTH POINTE HOLDINGS CORPORATION TO BE ACQUIRED
BY QBE HOLDINGS, INC. IN $146 MILLION TRANSACTION

North Pointe Shareholders to Receive $16.00 per Share in Cash

SOUTHFIELD, MI – January 3, 2008 – North Pointe Holdings Corporation (Nasdaq: NPTE) announced today that it has signed a definitive merger agreement to be acquired by QBE Holdings, Inc. (“QBE”), a subsidiary of QBE Insurance Group Ltd. (QBE.AX on the ASX), in a cash transaction valued at approximately $146 million. The transaction, which is subject to satisfaction of certain closing conditions, is expected to close during the first half of 2008.

The Board of Directors of North Pointe has unanimously approved the merger agreement. Under the terms of the merger agreement, QBE will acquire all of North Pointe’s outstanding common shares for $16.00 per share. The purchase price represents a premium of (50%) over the closing stock price of $10.65 on January 2, 2008.

James Petcoff, president and chief executive officer of North Pointe, commented, “We are very pleased with the terms of this transaction, which deliver shareholder value in the form of an immediate cash premium, as well as finding an excellent business partner in QBE. QBE Insurance Group is a worldwide insurer that continues to actively build out its US specialty insurance platform. By teaming up with QBE, North Pointe has better future growth opportunities, and increased access to capital.”

J.P. Morgan Securities Inc., the financial advisor to North Pointe, provided a fairness opinion in connection with the transaction. Honigman Miller Schwartz and Cohn LLP acted as principal legal advisor to North Pointe.

About North Pointe

North Pointe is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

About QBE Holdings, Inc.

QBE Holdings, Inc. is a subsidiary of Australia’s QBE Insurance Group Ltd, one of the top 25 insurers and reinsurers worldwide with $12.5 billion of annualized gross written premium. QBE Holdings, headquartered in New York, is a leading North and South American insurer and reinsurer. It conducts business through various property and casualty insurance subsidiaries in eight countries.

Additional Information and Where to Find It

In connection with the proposed merger, North Pointe Holdings Corp. will file a proxy statement with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to North Pointe’s shareholders. In addition, shareholders will be able to obtain the proxy statement and all other relevant documents filed by North Pointe with the SEC free of charge at the SEC’s Web site www.sec.gov or from North Pointe Holdings Corp., Attn: Investor Relations, P.O. Box 2223, Southfield, MI 48037. 800-229-6742.

Participants in the Solicitation

North Pointe’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the company in favor of the merger. INFORMATION ABOUT NORTH POINTE AND ITS DIRECTORS AND EXECUTIVE OFFICERS, AND THEIR OWNERSHIP OF THE COMPANY’S SECURITIES AND INTERESTS IN THE MERGER, WILL BE SET FORTH IN THE AFOREMENTIONED PROXY STATEMENT. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

Cautionary Notice Regarding Forward-Looking Statements

Certain matters discussed in this document and future documents may be forward-looking statements. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future Company or Industry performance based on management’s judgment, beliefs, current trends and market conditions. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. Forward-looking statements may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. These include, but are not limited to: (1) regulatory approvals required for the transaction may not be obtained, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on the Company or cause the parties not to consummate the transaction; (2) conditions to the closing of the transaction may not be satisfied or waived; (3) the outcome of any legal proceedings to the extent initiated against the Company and others following the announcement of the transaction cannot be predicted; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; and (5) the Company may be adversely affected by other economic, business, and/or competitive factors. Other factors that could cause the Company’s actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.